Exhibit 10.19

FIRST AMENDMENT TO
AGENCY AGREEMENT

This FIRST AMENDMENT TO AGENCY AGREEMENT (this “Amendment”) is dated as of October 1, 2003 and entered into by and among , by and between a joint venture composed of Trans World Entertainment Corporation (“TWEC”), Hilco Merchant Resources, LLC, Hilco Real Estate, LLC, Gordon Brothers Retail Partners, LLC, and The Ozer Group LLC (collectively, the “Agent”), on the one hand, and Wherehouse Entertainment Inc., its debtor affiliates and their respective chapter 11 estates (jointly and severally, the “Merchant”), on the other hand.

This Amendment is made with reference to that certain Agency Agreement dated September 19, 2003 between Agent and Merchant (the “Agency Agreement”).  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Agency Agreement.

RECITALS

WHEREAS, the Parties wish to amend the Agency Agreement (i) to make clear that Rental Merchandise will result in a payment separate from the adjustment in Section 4.4 based upon certain agreed upon values, (ii) to set forth the arrangement that the parties have agreed to with respect to the Central Office Expenses set forth in Section 7.2, (iii) to amend the timing of the Inventory Taking set forth in Section 9.1 with respect to the Warehouse, and (iv) to replace one Store currently designated as a TWEC Store with a Store currently designated as a SC Store; and

WHEREAS, in connection with the foregoing the Parties wish to attach updated Exhibits to the Agency Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Parties hereto agree as follows:

Section 1.              AMENDMENTS TO THE AGENCY AGREEMENT

1.1          Amendments to Section 4: Consideration to Merchant.

A.    Section 4.2(a) of the Agency Agreement is hereby replaced in its entirety with the following:

“Payment of Merchandise Guaranteed Amount.  On the Closing Date, Agent shall (i) pay 75% of the Guaranteed Amount (less any deposit posted by Agent) in cash; (ii) deliver to Merchant an irrevocable standby letter of credit, in form and substance satisfactory, to Merchant in the original face amount of 25% of the Guaranteed Amount; (iii) deliver to Merchant the letter of credit specified in Section 8.3; (iv) pay to Merchant the difference between $1.1 million and the liabilities assumed by Agent pursuant to Section 3.3(v) to the extent that the liabilities assumed pursuant to Section 3.3(v) are less than $1.1 million and (v) an amount equal to the value of the Rental Inventory as valued in Section 9.3.  Subject to the adjustments of the Guaranteed Amount described in Section 4.4 below, Agent shall pay the unpaid and undisputed balance of the Guaranteed Amount in cash to Merchant no later than two (2) business days following the reconciliation by Merchant and Agent of the Inventory Taking.  If Merchant and Agent disagree as to the amount of the unpaid Guaranteed Amount, Merchant and Agent shall attempt to resolve such dispute, in good faith, within thirty (30) days of the date on which the dispute arises.  If Merchant and Agent are unable to resolve such dispute within such thirty (30) day period, then the Merchant and Agent agree to bring such dispute before the exclusive jurisdiction of the Bankruptcy Court.  Upon payment of the Guaranteed Amount, Merchant shall cooperate with Agent in order to terminate the letter of credit required to be posted under clause (ii) of this paragraph.  To the extent that the amount paid pursuant to clause (i) above is in excess of the Guaranteed Amount (after adjustment pursuant to section 4.4 herein), Merchant shall pay to Agent such excess within two (2) business days following the reconciliation by Merchant and Agent of the Inventory Taking.”

1.2          Amendments to Section 7: Expenses of the Sale.

A.    Section 7.2 of the Agency Agreement is hereby replaced in its entirety with the following:

“Central Office Expense.  Attached hereto as Exhibit 7.2 is a budget for transition services to be provided by Merchant for up to 90 days after the Closing Date.  Merchant and Agent agree that Merchant shall be reimbursed for 75% of actual expenses incurred in connection with rendering such services but shall not be reimbursed for amounts beyond 75% of the amounts set forth in Exhibit 7.2; provided, however, that Agent shall not be obligated for any expenses related to a transition services on the fourteenth (14th) day following notice from Agent to Merchant that Agent no longer requires such transition services.  Merchant shall not be required to provide such services beyond 90 days after the Closing Date or to the extent that it would result in costs beyond the amounts set forth in Exhibit 7.2.  As the parties gain experience with providing such Central Office services, Merchant and Agent agree to work in good faith to reduce the actual expenses to the amount practicable.”

1.3          Amendments to Section 9: Inventory Taking and Valuation.

A.    Section 9.1(a) of the Agency Agreement is hereby replaced in its entirety with the following:

“Inventory Taking.  Merchant and Agent shall cause to be taken a Cost Value physical inventory of the Merchandise (the “Inventory Taking”) at the Stores and the Warehouse, commencing on the day that the Order is entered.  The Inventory Taking for each Store shall be completed prior to the Closing Date and the Inventory Taking for the Warehouse shall be completed as soon as commercially practicable after the Closing Date.  The date of the Inventory Taking at each Store and the Warehouse shall be the “Inventory Date” for such Store or the Warehouse (as the case may be).”

B.    Section 9.3 of the Agency Agreement is hereby replaced in its entirety with the following:

“Valuation.  For purposes of this Agreement “Cost Value” of Merchandise shall mean the weighted average cost of Merchandise using methods and assumptions historically applied by Merchant in calculating its inventory value for financial reporting purposes as reflected on document provided to Agent on September 5, 2003 with the inventory filename “Inventory as of 073103.mdb” except that the Cost Value of Defective Merchandise, Display Merchandise, and Out-Of-Date Merchandise shall be the price mutually agreed upon by Merchant and Agent, provided that any adjustment to the Cost Value of the Merchandise on account of Defective Merchandise, Display Merchandise, or Out-of-Date Merchandise shall not exceed $500,000.  Rental Inventory will not count as Merchandise whose Cost Value is applied towards the Cost Value of Inventory for purposes of the adjustment to the Guaranteed Amount set forth in Section 4.4. Instead, Rental Inventory will result in the payment set forth in Section 4.2(a)(v) with Rental Inventory being valued as follows: DVDs at $5 per unit, VHS cassettes at $3 per unit, and videogames at $6 per unit.”

1.4          Amendments to Section 15: Representations, Warranties, Covenants and Agrements.

A.    The reference to an exhibit in 15.1(s) is hereby changed to Exhibit 15.1(s).

1.5          Amendments to Section 17: Conditions Precedent to Effectiveness

A.    The Closing Date is hereby changed to October 2, 2003.

1.6          Amendments to Section 18: Insurance; Risk of Loss

A.    The reference to an exhibit in Section 18.3 is hereby changed to Exhibit 18.3.

1.7          Modification of Schedules

A.    Exhibit 5.4 to the Agency Agreement is replaced in its entirety with the Exhibit attached as Exhibit A to this Amendment.

B.    A new Exhibit 7.2 to the Agency Agreement is hereby added with the Exhibit attached as Exhibit B to this Amendment.

C.    Exhibit 8.1 to the Agency Agreement is replaced in its entirety with the Exhibit attached as Exhibit C to this Amendment.

Section 2.              MISCELLANEOUS

A.    Notices.  All notices and communications provided for pursuant to this Amendment shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

If to Agent:	Trans World Entertainment Corporation 38 Corporate Circle Albany, NY 12203 Attn: John Sullivan Telecopy No. (518) 452-1242

Hilco Merchant Resources, LLC One Northbrook Place 5 Revere Drive, Suite 206 Northbrook, IL 60062 Attn: Jeffrey Linstrom Telecopy No. (847) 509-1150

Gordon Brothers Retail Partners, LLC 40 Broad Street Boston, MA 02109 Attn: Bradley Snyder

The Ozer Group LLC 75 Second Avenue Needham, MA 02494 Attn: David Peress Telecopy No. (781) 707-4255

With a copy to:	Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, IL 60106 Attn: Timothy R. Pohl Telecopy No. (312) 407-0411

If to Merchant:	Wherehouse Entertainment, Inc. 19701 Hamilton Avenue Torrance, CA 90502 Attn: Charles Fuertsch Telecopy No. (650) 965-8300

With a copy to:	O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071 Attn: Ben Logan Telecopy No. (213) 430-6407

O’Melveny & Myers LLP 610 Newport Center Drive Newport Beach, CA 90071 Attn: Suzzanne Uhland Vicki Nash Telecopy No. (949) 823-6994

B.    Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon Agent, the Agent, and Merchant, and their respective successors and assigns, including, without limitation, any liquidating trustee or post-confirmation committee in Merchant’s chapter 11 case, or any succeeding chapter 11 or chapter 7 case.

C.    Governing Law; Consent to Jurisdiction.  This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles thereof.  The parties hereto agree that any legal action or proceeding arising out of or in connection with this Amendment shall be adjudicated by the Bankruptcy Court, and by execution of this Amendment each party hereby irrevocably accepts and submits to the jurisdiction of the Bankruptcy Court with respect to any such action or proceeding.

D.    Execution in Counterparts; Facsimile Signatures.  This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement.  This Amendment may be executed by facsimile, and each such facsimile signature shall be treated as an original signature for all purposes.

E.     Section Headings.  The headings of sections of this Amendment are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WHEREHOUSE ENTERTAINMENT, INC.

By:

Its:

By:

Anton Caracciolo, as Authorized Representative of the AGENT

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